Exhibit 4.3




                                February 25, 2000

Sonic Automotive, Inc.
5401 East Independence Blvd.
Charlotte, NC 28212
Attn: Theodore M. Wright

         RE:      SONIC AUTOMOTIVE / MANHATTAN AUTO GROUP

Dear Mr. Wright:

         The parties hereto hereby agree as follows:

         1. Reference is hereby made to (a) the Agreement and Plan of Merger dated April 6, 1999, as amended (the "MERGER AGREEMENT"), among Sonic Automotive, Inc. ("SONIC"), Manhattan Auto, Inc., ("MANHATTAN") and Joseph Herson, Mollye Mills, John Jaffe and Richard Mills (collectively, the "SELLERS") and (b) that certain side letter agreement dated August 3, 1999 (the "SIDE LETTER AGREEMENT"), among Sonic, Manhattan and the Sellers, which side letter is referred to as the Registration Rights Amendment. Each capitalized term used herein and not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

         2. DELIVERY OF SHARES. Sonic shall issue to the Sellers 750,745 shares of Class A Common Stock of Sonic ("COMMON STOCK") in full satisfaction of Sonic's obligations under Section 1.2(f) of the Merger Agreement and Section 2(a) of the Side Letter Agreement. Each Seller will receive the number of shares set forth on Schedule A which is attached hereto and incorporated herein by reference.

         3.       DEFINITIONS.
                  -----------

                  (a) BASE PRICE. The "BASE PRICE" means $8.9563 per share of Common Stock.

                  (b) SALES PRICE. The "SALES PRICE" means: (i) with respect to a Sonic repurchase of Shares, the closing price on the New York Stock Exchange for one share of Common Stock on the last trading day prior to the Sale Date (as defined in Section 6(b) hereof); and (ii) with respect to a sale of Shares in a trade, the actual sales price for one share of Common Stock.

                  (c) SHARES. The "SHARES" means 2,009,757 shares of Common Stock owned by the Sellers, as reflected on Schedule B which is attached hereto and incorporated herein by reference.

                  (d) TERM. The "TERM" shall mean, with respect to each Seller, the period beginning on the date hereof and ending on the earlier to occur of the following: (i) the date upon which all of the Seller's Shares have been repurchased or sold hereunder; or (ii) the Termination Date (as defined in Section 7(a) hereof).

                  (d) TERMINATION PRICE. The "TERMINATION PRICE" means the average of the daily closing prices on the New York Stock Exchange for one share of Common Stock for the twenty (20) consecutive trading days prior to the Termination Date.

         4. LOCK-UP. During the Term, each of the Sellers separately covenants and agrees that none of them shall, except pursuant to a repurchase by Sonic or a trade facilitated by Sonic hereunder, directly or indirectly, (a) offer, sell, sell short, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Shares or any securities convertible into or exchangeable or exercisable for the Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file any registration statement under the Securities Act, with respect to any of the foregoing, or (b) enter into any swap or any other agreement or hedging arrangement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise. The Sellers' respective obligations under this Section 4 are referred to herein as the "LOCK-UP OBLIGATIONS." Notwithstanding the foregoing, each Seller shall be entitled to pledge his or her shares as security for an obligation and to arrange for payments of proceeds from the sale of their shares to be paid to a third party provided that Glenn Bonard ("BONARD") shall be the trustee with respect to any such pledge and that Bonard shall hold the certificates evidencing such shares. The parties acknowledge that the Lock-up Obligations do not apply to the Nonmarket Protected Shares as that term is defined in the Merger Agreement.

         5. AGREEMENT TO REPURCHASE SHARES OR FACILITATE TRADES. (a) Upon the terms and subject to the conditions hereof, during the one hundred eighty (180) day period after January 30, 2000, Sonic shall either repurchase, and/or facilitate trades of, and the Sellers agree to sell, all of the Shares, provided that Sonic shall repurchase and/or facilitate trades of 1,116,533 (which represents approximately $10,000,000 of the Shares using the Base Price) of the Shares during the first one hundred twenty (120) days of such one hundred eighty
(180) day period. Upon each repurchase or sale, the number of Shares repurchased from or sold by each Seller hereunder will be in proportion to the relative number of Shares owned by all of the Sellers that have not terminated their Lock-up Obligations, provided that no fractional shares will be repurchased or sold. Upon the repurchase or trade of a Share, a Seller shall be entitled to receive an amount, in cash or immediately available funds, equal to the greater of:

                           (i) the Base Price, plus interest on the Base Price
at 10%, on a per annum basis, from January 31, 2000 until the Sale Date; and

                           (ii) the lesser of: (A) the Sales Price or (B)
$10.7476.

                  (b) In the event that the Sales Price of any Shares in connection with a trade exceeds $10.7476 per share, Sonic shall be entitled to all sales proceeds over $10.7476 per share.

FOR EXAMPLE:

         (1) ASSUME THAT THE SALES PRICE IS $12 AND THAT SONIC FACILITATES A TRADE OF 100 SHARES AT THE END OF 90 DAYS (ASSUMING THIS IS THE EQUIVALENT OF 1/4 YEAR). THE SELLERS RECEIVE THE GREATER OF:

         (A) BASE PRICE X NUMBER OF SHARES  +        INTEREST                       =

                  $8.9563 X 100 SHARES      +        10% OF ($8.9563 X 100)         =
                                               ----------------------------
                                                            4

                  $895.63                   +             $22.39                    = $918.02
                                                                                      -------

         (B) THE LESSER OF (I) SALES PRICE X NUMBER OF SHARES, OR
                           (II) $10.7476 X NUMBER OF SHARES                         =

                           $10.7476 X 100 SHARES                                    =  $1,074.76
                                                                                       ---------

THERE ARE $1200 OF PROCEEDS FROM THE TRADE. UNDER (A) THE SELLERS WOULD RECEIVE $918.02 OF THE PROCEEDS, AND SONIC WOULD RECEIVE THE REMAINING $281.98 OF THE PROCEEDS. UNDER (B), THE SELLERS WOULD RECEIVE $1,074.76 OF THE PROCEEDS, AND SONIC WOULD RECEIVE THE REMAINING $125.24 OF THE PROCEEDS. SINCE (B) RESULTS IN MORE PROCEEDS TO THE SELLERS, THE SELLERS WOULD BE ENTITLED TO RECEIVE $1,074.76 OF THE TRADE PROCEEDS, AND SONIC WOULD RECEIVE THE REMAINING $125.24 OF THE PROCEEDS.

         (2) ASSUME THAT THE SALES PRICE IS $9 AND THAT SONIC FACILITATES A TRADE OF 100 SHARES AT THE END OF 90 DAYS (ASSUMING THIS IS THE EQUIVALENT OF 1/4 YEAR). THE SELLERS RECEIVE THE GREATER OF:

         (A) BASE PRICE X NUMBER OF SHARES  +        INTEREST                       =

                  $8.9563 X 100 SHARES +    10% OF ($8.9563 X 100)                  =
                                          ------------------------
                                                       4

                  $895.63           +                $22.39                         = $918.02
                                                                                      -------

         (B) THE LESSER OF (I) SALES PRICE X NUMBER OF SHARES, OR
                           (II) $10.7476 X NUMBER OF SHARES                         =

                  $9.00 X 100 SHARES                                                = $900
                                                                                      ----

IN THIS CASE, THERE ARE $900 OF PROCEEDS FROM THE TRADE. UNDER (A), THE SELLERS WOULD RECEIVE ALL $900 OF THE TRADE PROCEEDS, AND SONIC WOULD PAY THE SELLERS AN ADDITIONAL $18.02 IN INTEREST. UNDER (B), THE SELLERS WOULD RECEIVE ALL $900 OF THE TRADE PROCEEDS AND NOTHING MORE. SINCE (A)

RESULTS IN MORE PROCEEDS TO THE SELLERS, THE SELLERS WOULD BE ENTITLED TO RECEIVE ALL $900 OF THE TRADE PROCEEDS, AND SONIC WOULD PAY THE SELLERS AN ADDITIONAL $18.02 IN INTEREST.

         (3) ASSUME THAT THE SALES PRICE IS $8 AND THAT SONIC FACILITATES A TRADE OF 100 SHARES AT THE END OF 90 DAYS (ASSUMING THIS IS THE EQUIVALENT OF 1/4 YEAR). THE SELLERS RECEIVE THE GREATER OF:

         (A) BASE PRICE X NUMBER OF SHARES  +        INTEREST                       =

                  $8.9563 X 100 SHARES +    10% OF ($8.9563 X 100)                  =
                                          ------------------------
                                                       4

                  $895.63           +                $22.39                         = $918.02
                                                                                      -------

         (B) THE LESSER OF (I) SALES PRICE X NUMBER OF SHARES, OR
                           (II) $10.7476 X NUMBER OF SHARES                         =

                           $8.00 X 100 SHARES                                       = $800
                                                                                      ----

IN THIS CASE, THERE ARE $800 OF PROCEEDS FROM THE TRADE. UNDER (A), THE SELLERS WOULD RECEIVE ALL $800 OF THE TRADE PROCEEDS, AND SONIC WOULD PAY THE SELLERS AN ADDITIONAL $118.02 IN INTEREST. UNDER (B), THE SELLERS WOULD RECEIVE ALL $800 OF THE TRADE PROCEEDS AND NOTHING MORE. SINCE (A) RESULTS IN MORE PROCEEDS TO THE SELLERS, THE SELLERS WOULD RECEIVE ALL $800 OF THE TRADE PROCEEDS, AND SONIC WOULD PAY THE SELLERS AN ADDITIONAL $118.02 IN INTEREST.

         6.       PROCEDURES FOR STOCK REPURCHASES OR TRADES
                  ------------------------------------------

                  (a) Each of the Sellers will deliver to Bonard (i) all of his or her stock certificates evidencing the Shares, (ii) twenty (20) stock powers, each executed in blank by the Seller and medallion guaranteed by a New York Stock Exchange member institution or a national banking institution, and (iii) wire transfer instructions for payment to his or her account.

                  (b) Sonic will, from time to time, notify Bonard in writing via facsimile of each repurchase or trade hereunder, and the notice shall indicate whether the transaction will be a repurchase or trade and shall set forth (i) the number of Shares to be repurchased or sold, and (ii) the amount due to each Seller pursuant to this Agreement. The effective date of such notice, as determined under Section 9 hereof, shall be referred to herein as a "SALE DATE."

                  (c) In the event of a repurchase, on the Sale Date (or as promptly thereafter as possible), the Sellers will cause Bonard, as agent for the Sellers, to complete a stock power for each Seller, in accordance with the terms hereof, and to forward to Sonic (i) the stock powers, (ii) certificates evidencing no less than the number of Shares to be repurchased, and (iii) appropriate wire transfer instructions. Immediately upon receipt of such stock powers, certificates and wire transfer instructions, Sonic shall wire transfer, in accordance with such wire transfer instructions, the amount due to each Seller hereunder.

                  (d) In the event of a trade, on the Sale Date (or as promptly thereafter as possible), the Sellers will cause Bonard, as agent for the Sellers, to complete a stock power for each Seller, in accordance with the terms hereof, and to forward to Sonic's broker by overnight delivery (i) the stock powers, (ii) certificates evidencing no less than the number of Shares to be sold, and (iii) appropriate wire transfer instructions. In addition, the Sellers shall cause Bonard to forward to Sonic by facsimile a copy of such items. In the event that the Sales Price of any trade of Shares exceeds $10.7476 per share, the Sellers shall also notify Sonic's broker that Sonic is entitled to all sales proceeds over $10.7476 per share. On the third (3rd) business day following the Sale Date of a trade, Sonic shall wire transfer any additional amount due to the Sellers under this Agreement in accordance with such wire transfer instructions.

                  (e) In the event that some but not all of the Shares evidenced by a tendered certificate are sold or repurchased hereunder, Sonic and the Sellers will cooperate with each other and with Sonic's transfer agent in obtaining new certificates representing the number of Shares which were not repurchased or sold and delivering such new certificates to Bonard, as agent for the Sellers.

                  (f) Sonic shall bear, or reimburse the Sellers for, all brokers commissions incurred in connection with any repurchases or trades conducted hereunder.

         7.       TERMINATION.
                  -----------

                  (a) At any time after the initial sixty (60) days of the Term, each Seller may, by giving written notice to Sonic, terminate his or her Lock-up Obligations with respect to all, but not less than all, of the Shares owned by such Seller. Any termination of the Lock-up Obligations of a Seller shall automatically, without any further action by any party hereto, terminate Sonic's obligations hereunder to repurchase, or facilitate the sale of, all Shares owned by such Seller. The effective date of a notice of termination shall be referred to herein as the "TERMINATION DATE."

                  (b) Upon termination of the Lock-up Obligations with respect to a Seller:

                           (i) If the sum of the Base Price plus interest on the
Base Price at 10%, on a per annum basis, from January 31 until the Termination Date, exceeds the Termination Price, then Sonic shall pay to the Seller the product of (A) the amount of such excess multiplied by (B) the number of Shares owned by such Seller.

                           (ii) If the Termination Price exceeds $10.7476, then
the Seller shall return to Sonic an aggregate amount of whole shares of Common Stock with an aggregate Termination Price equal to the product of (A) the amount of such excess multiplied by (B) the number of Shares owned by such Seller. On the Termination Date (or as promptly thereafter as possible), such Seller will cause Bonard, as agent for the Sellers, to complete a stock power for such Seller, in accordance with the terms hereof, and to forward to Sonic (i) the stock power and (ii) certificates evidencing no less than the number of shares of Common Stock to be returned to Sonic.

         8. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the rights herein granted and obligations herein assumed. Any oral representations or modifications concerning this Agreement shall be of no force or effect except by a subsequent modification in writing signed by the parties to be charged.

         9. NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally, sent by telecopier or sent by a nationally recognized overnight courier, postage prepaid, and shall be deemed effective (a) when so delivered personally, (b) if sent by telecopier at any time after 9:00 a.m. and before 5:00 p.m., recipient's time, when the telecopier receipt is acknowledged, or if not, then on the next Business Day, and (c) one (1) Business Day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

If to the Buyer, to:

         Sonic Automotive, Inc.
         5401 E. Independence Boulevard
         Charlotte, North Carolina 28212
         Attention: Steve Coss, Vice President and General Counsel Telecopier No.: (704) 536-5116

With a copy to:

         Parker, Poe, Adams & Bernstein L.L.P.
         2500 Charlotte Plaza
         Charlotte, North Carolina 28244
         Attention:  John R. Hairr III
         Telecopier No.: (704) 334-4706

If to the Sellers or Bonard, to:

         Whiteford, Taylor & Preston, L.L.P.
         1025 Connecticut Avenue, N.W. #400
         Washington, D.C. 20036-5405
         Attn: Glenn R. Bonard
         Telecopier No.: (202) 331-0573

         10. INDEMNIFICATION. Sonic hereby agrees to indemnify and save the Sellers, individually and collectively and their heirs and permitted assigns harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, injuries, costs or expenses (including without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any of the Sellers arising out of, based upon or in connection with or as a result of Sonic's breach or nonfulfillment of any obligation or agreement of Sonic under this Agreement. Each of the Sellers agrees, separately but not jointly, to indemnify and save Sonic, its affiliates, their respective successors and permitted assigns, and the officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "SONIC INDEMNITEES") harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, injuries, costs or expenses (including without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any of the of Sonic Indemnitees arising out of, based upon or in connection with or as a result of such Seller's breach or nonfulfillment of any his or her obligation or agreement under this Agreement.



                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         Please indicate your mutual agreement by signing a copy of this letter in the space provided below and returning it to the undersigned.



                                              Very truly yours,




                                               /s/ Joseph Herson
                                              ------------------------------
                                              Joseph Herson

                                              /s/ Mollye Mills
                                              ------------------------------
                                              Mollye Mills

                                              /s/ Richard Mills
                                              ------------------------------
                                              Richard Mills

                                              /s/ John Jaffe
                                              ------------------------------
                                              John Jaffe




Accepted and Agreed as of the date first set forth above:

SONIC AUTOMOTIVE, INC.


By: /s/Stephen K. Coss
   ----------------------

Its: Vice President & General Counsel
    ----------------------------------

                                   SCHEDULE A
                                   ----------

---------------------- ------------------- ------------------ ----------------- ------------------



                          PERCENTAGE             MERGER          PERCENTAGE           OPTION               TOTAL
                        OWNERSHIP OF MAI         SHARES          OWNERSHIP            SHARES               SHARES
                                                                  OF MIC                                   ISSUED
---------------------- ------------------- ------------------ ----------------- ------------------ ------------------
Joseph Herson                       .3342            223,021             .4098             34,184            257,205
---------------------- ------------------- ------------------ ----------------- ------------------ ------------------
John Jaffe                          .2595            173,172             .0902              7,524            180,696
---------------------- ------------------- ------------------ ----------------- ------------------ ------------------
Molly Mills                         .3342            223,021             .4098             34,184            257,205
---------------------- ------------------- ------------------ ----------------- ------------------ ------------------
Richard Mills                       .0721             48,115             .0902              7,524             55,639
                                    -----             ------             -----              -----             ------
---------------------- ------------------- ------------------ ----------------- ------------------ ------------------
Totals                                1.0            667,329               1.0             83,416            750,745
---------------------- ------------------- ------------------ ----------------- ------------------ ------------------






                                   SCHEDULE B
                                   ----------

------------------------------ ---------------------------- --------------------------- ----------------------------
                                        ORIGINAL                       NEW                         TOTAL
                                        ISSUANCE                     ISSUANCE                     SHARES
                                         SHARES                       SHARES
------------------------------ ---------------------------- --------------------------- ----------------------------
Joseph Herson                                      431,338                     257,205                      688,543
------------------------------ ---------------------------- --------------------------- ----------------------------
John Jaffe                                         303,030                     180,696                      483,726
------------------------------ ---------------------------- --------------------------- ----------------------------
Mollye Mills                                       431,338                     257,205                      688,543
------------------------------ ---------------------------- --------------------------- ----------------------------
Richard Mills                                       93,306                      55,639                      148,945
                                                    ------                      ------                      -------
------------------------------ ---------------------------- --------------------------- ----------------------------
Totals                                           1,259,012                     750,745                    2,009,757
------------------------------ ---------------------------- --------------------------- ----------------------------